NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES THE CLOSING OF THE SALE OF ITS TWO INSURANCE COMPANY SUBSIDIARIES
(LA JOLLA, CALIFORNIA) - November 21, 2012 - PICO Holdings, Inc. (GlobeNewswire via COMTEX)

PICO Holdings, Inc. (NASDAQ: PICO) announced today that it has closed the sale of its two insurance company subsidiaries, Physicians Insurance Company of Ohio and Citation Insurance Company, to an affiliate of White Mountains Insurance Group, Ltd. (WTM.NYSE).

The transaction resulted in proceeds to PICO of approximately $44.4 million, consisting of pre-closing dividends of approximately $28.9 million from the two insurance company subsidiaries, in aggregate and sales proceeds of approximately $15.5 million. For the nine months ended September 30, 2012 the loss from operations of the two insurance companies was approximately $2.7 million, which was reported as a loss from discontinued operations. The final results of the discontinued operations up to the date of closing are not expected to be materially different from the previously reported results at September 30, 2012 and will be contained in PICO's consolidated statement of operations for the year ending December 31, 2012, which will be included with PICO's Form 10-K expected to be filed with the SEC in February, 2013.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding the final results of the discontinued operations and expected filing date of our Form 10-K, are “forward-looking statements” based on current expectations and assumptions that are subject to risks and uncertainties, and actual results could differ based on a number of factors, including those set out in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

SOURCE: PICO Holdings, Inc.

CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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